Exhibit 15.1

KPMG LLP	Telephone	(604) 691-3000
Chartered Accountants	Fax	(604) 691-3031
PO Box 10426 777 Dunsmuir Street	Internet	www.kpmg.ca
Vancouver BC V7Y 1K3
Canada

The Board of Directors

Seaspan Corporation

We consent to the incorporation by reference in the registration statement (No. 33-151329) on Form F-3D, registration statement (No. 333-173207) on Form S-8, registration statement (No. 333-180895) on Form F-3ASR, registration statement (No. 333-189493) on Form S-8, registration statement (No. 333-190718) on Form F-3ASR, registration statement (No. 333-195571) on Form F-3ASR, registration statement (No. 333-200639) on Form F-3ASR, registration statement (No. 333-200640) on Form S-8, of Seaspan Corporation of our reports dated March 10, 2015, with respect to the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 20-F of Seaspan Corporation.

/s/ KPMG LLP

Chartered Accountants

March 10, 2015

Vancouver, Canada